Filed Pursuant to Rule 424(b)(5)
Registration No. 333-199689

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
4.650% Senior Notes due 2024.	$500,000,000	$58,100

(1)	The registration fee of $58,100 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 29, 2014.

$500,000,000

Oceaneering International, Inc.

4.650% Senior Notes due 2024

We will pay interest on the notes semi-annually on May 15 and November 15 of each year, commencing on May 15, 2015. The notes will mature on November 15, 2024. The notes will be unsecured and will rank equally with all of our existing and future unsecured and unsubordinated debt. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may redeem all or part of the notes at any time prior to maturity at prices described under “Description of the Notes—Optional Redemption.”

See “Risk Factors” beginning on page S-4 of this prospectus supplement and on page 1 of the accompanying prospectus to read about factors you should consider before buying the notes.

	Per Note	Total
Public Offering Price	99.614%	$498,070,000
Underwriting Discount	0.650%	$3,250,000
Proceeds to the Company (Before Expenses)	98.964%	$494,820,000

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from November 21, 2014 and must be paid by the purchasers if the notes are delivered after November 21, 2014.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on November 21, 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers
Credit Suisse	J.P. Morgan	Wells Fargo Securities

DNB Markets	HSBC

Senior Co-Managers
BofA Merrill Lynch	MUFG	Standard Chartered Bank
Co-Manager
Barclays

The date of this prospectus supplement is November 18, 2014.

PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the senior debt securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference in this prospectus supplement. If the information contained or incorporated by reference in this prospectus supplement varies in any way from the information contained or incorporated by reference in the accompanying prospectus, you should rely on the information contained or incorporated by reference in this prospectus supplement. If the information contained in this prospectus supplement varies in any way from the information incorporated by reference herein, you should rely on the more recent document.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus filed by us with the Securities and Exchange Commission, or the “SEC.” We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale thereof is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any document incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

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You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of our securities.

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AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-732-0330. The SEC also maintains a Web site that contains information we have filed electronically with the SEC, which you can access over the Internet at www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Our Web site is located at www.oceaneering.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available, free of charge, through our Web site, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on our Web site is not incorporated by reference in this prospectus supplement or the accompanying prospectus and does not constitute a part of this prospectus supplement or the accompanying prospectus.

This prospectus supplement and the accompanying prospectus are part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information we have included in the registration statement and the accompanying exhibits we have filed with the SEC. You may refer to the registration statement and exhibits for more information about us and the securities. The registration statement and exhibits are available at the SEC’s public reference room or through its Web site.

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede information contained herein or in any earlier filed document incorporated by reference herein. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information “furnished” and not “filed” with the SEC, unless we specifically provide that such “furnished” information is to be incorporated by reference), after the date of this prospectus supplement and until all of the notes offered hereby are sold. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Reports on Form 10-Q for the three months ended March 31, 2014, June 30, 2014 and September 30, 2014; and

•	our Current Reports on Form 8-K filed on February 18, 2014 (solely with respect to Item 8.01), February 25, 2014, April 24, 2014 (solely with respect to Item 8.01), May 19, 2014, July 23, 2014 (solely with respect to Item 8.01), September 29, 2014 (solely with respect to Item 8.01), October 28, 2014 and October 29, 2014 (solely with respect to Item 8.01).

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing to or telephoning us at:

Oceaneering International, Inc.

11911 FM 529

Houston, Texas 77041

Attention: Corporate Secretary

Telephone: (713) 329-4500

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FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections and estimates concerning the timing and success of specific projects and our future orders, revenue, income and capital spending. Forward-looking statements are generally accompanied by words such as “estimate,” “plan,” “project,” “predict,” “believe,” “expect,” “anticipate,” “plan,” “forecast,” “budget,” “goal,” “may,” “should,” or other words that convey the uncertainty of future events or outcomes. In particular, these forward-looking statements include, but are not limited to, statements that relate to, or statements that are subject to risks, contingencies or uncertainties that relate to:

•	future operating results or earnings per share and the contributions from our segments to those results (including anticipated margin and utilization information and the equity earnings from unconsolidated affiliates);

•	demand growth and business activity levels;

•	our plans for future operations (including planned additions to our remotely operated vehicle fleet and other capital expenditures);

•	our expectations regarding the acquisition or disposition of assets;

•	our future cash flows;

•	the adequacy of our liquidity and capital resources;

•	potential financing arrangements;

•	our expectations regarding shares repurchased under our share repurchase plan;

•	the effectiveness of our derivative contracts in mitigating associated risks;

•	our anticipated tax rates and underlying assumptions;

•	backlog;

•	seasonality;

•	the potential effects of judicial or other proceedings on our business, financial condition, results of operations and cash flows; and

•	industry conditions.

These forward-looking statements speak only as of the date of this prospectus supplement; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

•	worldwide demand for and prices of oil and gas;

•	the effects of new regulations adopted by the U.S. government in response to the Macondo well incident;

•	the continued availability of qualified personnel;

•	general economic and business conditions and industry trends;

•	the volatility and uncertainties of credit markets;

•	the highly competitive nature of our businesses;

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•	decisions about offshore developments to be made by oil and gas exploration, development and production companies;

•	cancellations of contracts, change orders and other contractual modifications and the resulting adjustments to our backlog;

•	collections from our customers;

•	the increased use of subsea completions and our ability to capture associated market share;

•	the continued strength of the industry segments in which we are involved;

•	the levels of oil and gas production to be processed by the Medusa field production spar platform;

•	our future financial performance, including availability, terms and deployment of capital;

•	the consequences of significant changes in currency exchange rates;

•	changes in tax laws, regulations and interpretation by taxing authorities;

•	our ability to obtain raw materials and parts on a timely basis and, in some cases, from limited sources;

•	operating risks normally incident to offshore exploration, development and production operations;

•	hurricanes and other adverse weather and sea conditions;

•	delays in deliveries of deepwater drilling rigs;

•	cost and time associated with drydocking of our vessels;

•	adverse outcomes from legal or regulatory proceedings;

•	changes in, or our ability to comply with, government regulations, including those relating to the environment;

•	the risks associated with integrating businesses we acquire;

•	rapid technological changes;

•	the risks associated with reliance on information technology systems, including risks associated with cybersecurity; and

•	social, political, military and economic situations in foreign countries where we do business and the possibilities of civil disturbances, war, other armed conflicts or terrorist attacks.

We believe the items we have outlined above are important factors that could cause estimates in our financial statements to differ materially from actual results and those expressed in a forward-looking statement made in this prospectus supplement and the accompanying prospectus, the documents incorporated herein by reference or elsewhere by us or on our behalf. We have discussed many of these factors in more detail elsewhere in the documents we have incorporated by reference. These factors are not necessarily all the factors that could affect us. Unpredictable or unanticipated factors we have not discussed in this prospectus supplement and the accompanying prospectus could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. We do not intend to update our description of important factors each time a potential important factor arises, except as required by applicable securities laws and regulations. We advise investors that they should (1) be aware that factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

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SUMMARY

The Company

Oceaneering International, Inc. is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Oceaneering also serves the defense, entertainment and aerospace industries. Oceaneering was organized as a Delaware corporation in 1969 out of the combination of three diving service companies founded in the early 1960s. Since our establishment, we have concentrated on the development and marketing of underwater services and products to meet customer needs requiring the use of advanced deepwater technology. We are one of the world’s largest underwater services contractors. The services and products we provide to the oil and gas industry include remotely operated vehicles, specialty subsea hardware, engineering and project management, subsea intervention services, including manned diving, and asset integrity and nondestructive testing services. We operate in numerous countries throughout the world but currently focus most of our operations on markets in the United States, the North Sea, Africa, Brazil, Australia and Asia.

Our principal executive offices are located at 11911 FM 529, Houston, Texas 77041 and our telephone number is (713) 329-4500.

In this prospectus supplement, we refer to Oceaneering International, Inc. and its consolidated subsidiaries as “we,” “us” or “Oceaneering,” unless we specifically state otherwise or the context indicates otherwise.

Recent Developments

At September 30, 2014, we had $250 million of long-term debt outstanding and $150 million available under our revolving credit facility provided under a credit agreement with a group of banks. In October 2014, we entered into a new credit agreement (the “Credit Agreement”) that replaced the revolving credit facility that was in effect at September 30, 2014. The Credit Agreement provides for a three-year, $300 million delayed-draw term loan scheduled to mature in October 2017 and a five-year, $500 million revolving credit facility scheduled to mature in October 2019. Subject to certain conditions, the aggregate commitments under the revolving credit facility may be increased by up to $300 million by obtaining additional commitments from existing and/or new lenders. As of November 18, 2014, borrowings of $250 million were outstanding under the Credit Agreement, consisting of term loan borrowings, reflecting the refinancing of the $250 million of revolving credit indebtedness outstanding as of September 30, 2014. Subsequent to September 30, 2014, uses of cash included funding of working capital requirements, capital expenditures and repurchases of shares of our common stock. Additionally, we recently established our current intention to maintain a financial leverage ratio, which we define as our total outstanding indebtedness (less cash and cash equivalents) to trailing 12 months of earnings before interest, taxes, depreciation and amortization, of between 1.0 to 1.0 and 1.5 to 1.0. Maintaining a financial leverage ratio within this range is not entirely within our control, and we make no assurance that our financial leverage ratio will be maintained within this range.

THE OFFERING

The following summary contains basic information about the notes. It does not contain all the information that may be important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of the Notes” and to the section entitled “Description of the Debt Securities” in the accompanying prospectus.

Issuer	Oceaneering International, Inc.

Notes Offered	$500,000,000 principal amount of 4.650% Senior Notes due 2024, which we refer to as the notes.

Maturity Date	November 15, 2024.

Interest Rate and Payment Dates	4.650% per annum; payable semi-annually on May 15 and November 15, commencing on May 15, 2015.

Ranking	The notes will rank equally with all of Oceaneering’s existing and future unsecured, unsubordinated debt and senior to any of our future subordinated debt. The notes will not be guaranteed by any of our subsidiaries and will be effectively subordinated to all existing and future indebtedness of our subsidiaries.

As of September 30, 2014, we had no secured indebtedness but had other outstanding indebtedness of $250 million.

Optional Redemption	We may redeem all or part of the notes at any time prior to maturity. If the relevant redemption date occurs prior to August 15, 2024 (three months prior to maturity), the redemption price payable will be equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest and a “make-whole premium.” If the relevant redemption date occurs on or after August 15, 2024 (three months prior to maturity), the redemption price payable will be equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest (with no make-whole premium). See “Description of the Notes—Optional Redemption.”

Change of Control Repurchase Offer	If we experience a Change in Control Repurchase Event (as defined in “Description of the Notes—Change of Control Repurchase Offer”), we will be required, unless we have exercised our right to redeem the notes, to make an offer to repurchase the notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Notes—Change of Control Repurchase Offer.”

Certain Covenants	The indenture relating to the notes contains limitations on our ability to incur debt secured by specified liens, enter into sale and leaseback transactions and to engage in specified merger, consolidation or reorganization transactions.

No Listing of the Notes; Absence of an Established Market	We do not intend to apply to list the notes on any securities exchange or include them in any automated quotation system. The notes are a new issue of securities and currently there is no market for them. The underwriters have advised us that they intend to make a market for the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion.

Additional Notes	We may, from time to time, without giving notice to or seeking the consent of the existing holders of the notes, issue additional notes having the same ranking, interest rate, maturity and other terms as notes issued in this offering, except for the issue date and public offering price. Any additional notes having such similar terms together with the previously issued notes will constitute a single series of debt securities under the indenture.

Use of Proceeds	We expect to use the net proceeds from this offering for general corporate purposes, which may include funding acquisitions and other capital expenditures and repurchases of outstanding shares of our common stock. Pending application of the net proceeds from the sale of the notes, we intend to invest such proceeds in short-term, liquid investments. See “Use of Proceeds.”

Form of the Notes	The notes will be evidenced by one or more global notes deposited with the trustee as custodian for The Depository Trust Company (“DTC”). The global notes will be registered in the name of Cede & Co., as DTC’s nominee.

Risk Factors	An investment in the notes involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page S-4 of this prospectus supplement, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.

Governing Law	State of New York.

RISK FACTORS

In considering whether to purchase the notes, you should consider carefully the following matters and those described under “Risk Factors” in the accompanying prospectus, in addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Related to Our Business

Investment in the notes involves various risks. In making an investment decision, you should carefully consider the risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 that are incorporated herein by reference and any future filings made by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering as well as the risk factors below.

Risks Related to the Notes

The notes are obligations exclusively of Oceaneering International, Inc. and not of Oceaneering International, Inc.’s subsidiaries, and payments to holders of the notes will be effectively subordinated to the claims of such subsidiaries’ creditors.

The notes are obligations exclusively of Oceaneering International, Inc. and not our subsidiaries. We conduct a substantial part of our operations through our subsidiaries, and our subsidiaries generate a significant part of our operating income and cash flow. As a result, our cash flow and ability to service our debt, including the notes, are dependent upon the earnings of our subsidiaries and on the distribution of earnings, loans or other payments by such subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make funds available to them to do so. In addition, contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain from our subsidiaries cash that we need to pay our debt service obligations, including payments on the notes. Further, holders of the notes will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings. Oceaneering International, Inc. and its subsidiaries will be permitted under the terms of the indenture governing the notes to incur additional indebtedness or otherwise enter into agreements that may restrict or prohibit our subsidiaries from the making of distributions, the payment of dividends or the making of loans to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries and our subsidiaries’ other agreements will permit such subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due. In addition, the indenture allows us to create new subsidiaries and invest in such subsidiaries, all of whose assets you will not have any claim against.

Payments on the notes will be effectively subordinated to claims of any secured creditors.

The notes represent unsecured obligations of Oceaneering International, Inc. Accordingly, any secured creditor of Oceaneering International, Inc. will have claims that are superior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, bankruptcy or similar proceeding, our secured creditors will have a superior claim to their respective collateral. If any of the foregoing events occur, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. Holders of the notes will participate ratably with all holders of our unsecured senior indebtedness and with all of our other general senior creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. As a result, holders of notes may receive less, ratably, than our secured creditors. The terms of the indenture limit our ability to create, assume or allow to exist any debt secured by a lien upon certain properties. However, these limitations are subject to numerous exceptions. See “Description of the Notes—Certain Covenants.” As of September 30, 2014, we had no outstanding secured debt and we had unsecured indebtedness of $250 million.

No market currently exists for the notes, and an active trading market for the notes may not develop or if developed, be maintained.

The notes comprise a new issue of securities for which there is currently no public market. If the notes are traded after their initial issuance, they may trade at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, the interest of securities dealers in making a market and the number of available buyers, our performance and financial condition and other factors. To the extent that an active trading market for the notes does not develop, the liquidity and trading prices for the notes may be harmed. Thus, you may not be able to liquidate your investment rapidly or at all.

We could enter into various transactions that could increase the amount of our outstanding debt, adversely affect our capital structure or credit ratings or otherwise adversely affect holders of the notes.

The terms of the notes do not prevent us from incurring indebtedness, paying dividends and other distributions, repurchasing securities or entering into a variety of acquisition, change-of-control, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into a variety of transactions that could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the notes. Also, we cannot assure you that our credit ratings will not be downgraded in the future. A negative change in our credit ratings could have an adverse effect on the trading price of the notes.

We may not be able to purchase your notes upon a Change of Control Repurchase Event.

Upon the occurrence of a Change of Control Repurchase Event (as defined in “Description of the Notes”), we will be required to offer to purchase each holder’s notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase. We may not have sufficient financial resources to purchase all of the notes that holders tender to us upon a Change of Control Repurchase Event. The occurrence of a Change of Control could also constitute an event of default under any of our other debt agreements. In addition, even if sufficient funds were otherwise available, the terms of the Credit Agreement or other indebtedness may prohibit us from prepaying the notes before their scheduled maturity. Consequently, if we are not able to prepay the outstanding debt under the Credit Agreement or other indebtedness containing such restrictions or obtain requisite consents, we will be unable to fulfill our repurchase obligations, resulting in a default under the indenture.

See “Description of the Notes—Change of Control Repurchase Offer.”

To service our indebtedness, we will use a substantial amount of cash. Our ability to generate cash to service our indebtedness depends on many factors beyond our control.

Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that cash flow generated from our business and future borrowings under our credit facility will be sufficient to enable us to pay our indebtedness, including the notes, and to fund our other liquidity needs.

Redemption may adversely affect your return on the notes.

The notes of each series are redeemable at any time at our option, and therefore we may choose to redeem some or all of the notes of any series, including at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed.

USE OF PROCEEDS

The net proceeds to Oceaneering from this offering, after deducting underwriting discounts and estimated offering expenses, are estimated to be approximately $494 million. We expect to use the net proceeds from the sale of the notes in this offering for general corporate purposes, which may include funding acquisitions and other capital expenditures and repurchases of outstanding shares of our common stock. Pending application of the net proceeds from the sale of the notes, we intend to invest such proceeds in short-term, liquid investments.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods indicated, in each case determined on a total enterprise basis, is as follows:

	Nine Months Ended September 30, 2014	Years Ended December 31,
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	8.45x	9.28x	11.74x	14.34x	11.51x	10.06x

For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. “Earnings” consist of pre-tax income from continuing operations before provision for noncontrolling interest, interest expense and our portion of rents representative of the interest factor. “Fixed charges” consist of interest expensed and capitalized and our portion of rents representative of the interest factor.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2014, on an actual basis and on an as-adjusted basis to give effect to the completion of this offering and the initial application of the net proceeds of this offering as described under “Use of Proceeds.” The carrying amounts of our debt and the debt of our consolidated variable interest entities are presented net of unamortized discounts, premiums and fair value adjustments.

You should read this table in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement.

	September 30, 2014
	Actual	As adjusted
	(in thousands)
Cash and cash equivalents	$74,592	$568,412

Current portion of long-term debt	$—	$—

Long-term debt:
Senior credit facility (1)	250,000	250,000
Notes offered hereby	—	500,000

Total long-term debt (excluding current portion)	250,000	750,000

Total shareholders’ equity	2,018,873	2,018,873

Total capitalization	$2,268,873	$2,768,873

(1)	Subsequent to September 30, 2014, we entered into the Credit Agreement that replaced the revolving credit facility that was in effect at September 30, 2014. The Credit Agreement provides for a three-year, $300 million delayed-draw term loan scheduled to mature in October 2017 and a five-year, $500 million revolving credit facility scheduled to mature in October 2019. Subject to certain conditions, the aggregate commitments under the revolving credit facility may be increased by up to $300 million by obtaining additional commitments from existing and/or new lenders. As of November 18, 2014, Oceaneering had $250 million of term loan borrowings outstanding under the Credit Agreement, reflecting the refinancing of $250 million of revolving credit indebtedness outstanding under its prior credit facility as of September 30, 2014.

DESCRIPTION OF THE NOTES

The notes will be issued under an indenture between Oceaneering and Wells Fargo Bank, National Association, as trustee, as supplemented by a supplemental indenture dated as of the closing date of this offering. We have summarized selected portions of the indenture, the supplemental indenture and the notes below. This summary is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture, the supplemental indenture and the notes. We urge you to read the indenture, the supplemental indenture and the notes, because these documents define your rights as holders of the notes. In this “Description of the Notes,” all references to “Oceaneering,” “we” or “us” mean Oceaneering International, Inc. only, unless we state otherwise or the context clearly indicates otherwise.

General

The notes will constitute a single series of senior debt securities under the indenture. The principal amount of the notes will be initially limited to $500,000,000. We may, from time to time, without giving notice to or seeking the consent of the existing holders of the notes, issue additional notes having the same ranking, interest rate, maturity and other terms as notes issued in this offering, except for the issue date, public offering price and, if applicable, the date from which interest will accrue. Any additional notes having such similar terms together with the previously issued notes will constitute a single series of debt securities under the indenture. We may also from time to time repurchase the notes in open market purchases, by tender offer or in negotiated transactions without prior notice to holders.

The notes will mature on November 15, 2024 and will bear interest at the rate of 4.650% per annum. Interest on the notes will accrue from November 21, 2014. Interest on the notes will be paid semi-annually on May 15 and November 15, commencing May 15, 2015, to the holders of record at the close of business on the May 1 and November 1 immediately preceding the applicable interest payment date. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date, redemption date or the maturity date of the notes is not a business day at any place of payment, then payment of the principal, premium, if any, and interest may be made on the next business day at that place of payment. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date, redemption date or maturity date, as the case may be.

Principal is payable, and notes may be presented for registration of transfer and exchange, without service charge, at our office or agency in New York, New York or Dallas, Texas, which is initially the office or agency of the trustee in New York, New York or Dallas, Texas. See “—Global Notes: Book-Entry Form.”

The indenture will not contain any financial covenants or any restrictions on the payment of dividends, the making of investments, the incurrence of indebtedness, the granting of liens or mortgages, or the issuance, redemption or repurchase of securities by us, other than as described below under “—Certain Covenants.” The indenture will not contain any covenants or other provisions to protect holders of the notes in the event of a highly leveraged transaction or a fundamental change, other than as discussed below under “—Change of Control Repurchase Offer.” The notes will not be obligations of, or guaranteed by, any of our existing or future subsidiaries.

The notes will not be subject to a sinking fund provision.

Ranking and Additional Debt

The notes will be our general unsecured obligations and will rank:

•	senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;

•	equally in right of payment with all of our existing and future unsecured indebtedness that is not so subordinated; and

•	effectively junior to any of our secured indebtedness, to the extent of the assets securing such indebtedness, and will be structurally subordinated to all secured and unsecured liabilities of our subsidiaries.

The indenture does not limit the amount of debt that we or any of our subsidiaries may incur or issue, nor does it restrict transactions between us and our affiliates or dividends and other distributions by us or our subsidiaries. We may issue debt securities under the indenture from time to time in the same or separate series, each up to the aggregate amount we authorize from time to time for that series. As of September 30, 2014, we had no secured indebtedness, no indebtedness expressly subordinated to the notes and unsecured indebtedness of $250 million.

Optional Redemption

The notes will be redeemable at our option, at any time or from time to time, in whole or in part, on any date prior to maturity in principal amounts of $2,000 or any integral multiple of $1,000 in excess thereof. If the relevant redemption date occurs prior to August 15, 2024 (three months prior to maturity), the redemption price payable will be equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium.” If the relevant redemption date occurs on or after August 15, 2024 (three months prior to maturity), the redemption price payable will be equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest (with no make-whole premium). Accrued and unpaid interest payable as part of any redemption price will exclude any interest that is payable in respect of a record date that occurs on or prior to the redemption date (and any such interest will instead be payable to holders of record on the applicable record date). The redemption price will never be less than 100% of the principal amount of the notes plus accrued and unpaid interest to the redemption date.

The amount of the make-whole premium with respect to any note (or portion of a note) to be redeemed (if applicable) will be equal to the excess, if any, of:

(i) the sum of the present values, calculated as of the redemption date, of:

(a) the remaining scheduled payments of interest on the notes to be redeemed that would be due after the related redemption date but for such redemption (except that, if such redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued thereon to the redemption date), and

(b) the principal amount that, but for the redemption, would have been payable at the final maturity of the note (or its portion) being redeemed;

over

(ii) the principal amount of the note (or its portion) being redeemed.

The present values of interest and principal payments referred to in clause (i) above will be determined in accordance with generally accepted principles of financial analysis. Those present values will be calculated by discounting the amount of each payment of interest or principal from the date that each payment would have been payable, but for the redemption, to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate (as defined below) plus 40 basis points.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed by us as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC and their successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers (defined below) specified from time to time by us, except that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we are required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

On and after any redemption date, interest will cease to accrue on the notes called for redemption. Prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of the notes to be redeemed on such date. If we are redeeming less than all the notes, the trustee under the indenture must select the notes to be redeemed by such method as the trustee deems fair and appropriate.

We will send a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. The trustee may select for redemption notes and portions of notes in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof.

For the avoidance of doubt, the trustee will have no obligation to determine or calculate any rate, price or amount in respect of any optional redemption under the indenture.

Change of Control Repurchase Offer

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem all of the notes as described above, we will be required to make an offer to each holder of notes to repurchase all or, at the election of the holder, any part (in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes to be repurchased plus any accrued and unpaid interest on the notes repurchased to, but excluding, the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will give notice to each holder in the manner provided in the indenture describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is given. The notice shall, if given prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event.

To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to our offer (in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof);

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered and not withdrawn; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

The provisions of the indenture will not afford holders of notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction affecting Oceaneering that may adversely affect holders of notes, if such transaction is not the type of transaction included within the definition of Change of Control. A transaction involving the management of Oceaneering or its affiliates, or a transaction involving a recapitalization of Oceaneering, will result in a Change of Control only if it is the type of transaction specified in such definition. The definition of Change of Control may be amended or modified with the written consent of a majority in aggregate principal amount of outstanding notes. See “—Amendment, Supplement and Waiver.”

In addition, an offer to repurchase may be made in advance of a Change of Control Repurchase Event, conditional upon such Change of Control Repurchase Event after the public announcement of the Change of Control.

The foregoing provisions of the notes use the following defined terms.

“Below Investment Grade Rating Event” means the notes are rated below Investment Grade by both Rating Agencies on any date from the date of the first public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(i)	the consummation of the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one or more of our wholly owned subsidiaries;

(ii)	the adoption of a plan relating to our liquidation, winding-up or dissolution of the Company; or

(iii)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock, measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction effected to create a holding company for us will not be deemed to involve a Change of Control if (i) pursuant to such transaction we become a wholly owned subsidiary of such holding company and (ii) the holders of the Voting Stock of such holding company immediately following consummation of such transaction are the same as the holders of our Voting Stock immediately prior to consummation of such transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

“Moody’s” means Moody’s Investors Services, Inc. and any successor to its rating agency business.

“Rating Agency” means (i) each of Moody’s and S&P and (ii) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc. and any successor to its rating agency business.

“Voting Stock” of a person means all classes of capital stock of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors (or persons performing similar functions).

Certain Covenants

Limitation on Liens

In the supplemental indenture, we have agreed that Oceaneering will not, and will not permit any of its subsidiaries to, incur, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed, secured by a lien on any restricted property, or on capital stock of a restricted subsidiary, without effectively providing, concurrently with the incurrence, issuance, assumption or guarantee of such secured indebtedness, that the notes (together with, if Oceaneering shall so determine, any of its other indebtedness or the indebtedness of any such restricted subsidiary then existing or thereafter created ranking on a parity with the notes) shall be secured equally and ratably with (or prior to) such secured indebtedness. This covenant has exceptions that permit:

(1)	liens existing on the date of original issuance of the notes;

(2)	liens on property or assets of, or on any shares of stock, ownership interests in or indebtedness of (and any additions thereto, proceeds thereof and property in replacement or substitution thereof), any person existing at the time such person becomes a subsidiary (including a restricted subsidiary) of Oceaneering;

(3)	liens on property or assets (and any additions thereto, proceeds thereof and property in replacement or substitution thereof) existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price or cost of construction, development, expansion or improvement thereof or to secure any indebtedness incurred prior to, at the time of, or within 12 months after, the acquisition or completion of construction, development, expansion or improvement of such property or assets or its commencement of commercial operations for the purpose of financing all or any part of the purchase price or cost of construction, development, expansion or improvement thereof;

(4)	liens in favor of Oceaneering or any subsidiary of Oceaneering;

(5)	liens on any current assets that secure current liabilities;

(6)	liens in favor of the United States of America or any other sovereign entity, or any state, province or other political subdivision thereof, or any entity, department, agency, instrumentality or comparable authority thereof, to secure partial, progress, advance or other payments or performance pursuant to the provisions of any contract, statute, law, rule or regulation;

(7)	liens to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing, developing, repairing or improving the property subject to such liens, including without limitation, liens to secure indebtedness of the pollution control or industrial revenue bond type;

(8)	liens to secure indebtedness issued or guaranteed by the United States, any state thereof, any foreign country or any department, agency or instrumentality of any such jurisdiction;

(9)	Permitted Liens; and

(10)	any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any lien referred to in the foregoing clauses, inclusive; provided, that such extension, renewal or replacement lien shall be limited to all or a part of the same property or assets (and any additions thereto, proceeds thereof and property in replacement or substitution thereof) that secured the lien extended, renewed or replaced, plus improvements on such property or assets.

In addition, without securing the notes as described above, Oceaneering and its subsidiaries may create, assume or allow to exist secured debt that would otherwise be prohibited, in an aggregate amount that does not exceed a “basket” (reduced by the then outstanding Attributable Debt related to any Sale and Leaseback Transaction (as defined below) as to which the requirements in clauses (2)(i) through (2)(iii) of the first paragraph of “Restrictions on Sale and Leaseback Transactions” below have not been complied with) equal to

15% of our consolidated net tangible assets. When determining whether secured debt is permitted by this exception, Oceaneering and its subsidiaries must include in the calculation of the “basket” amount all of our other secured debt that would otherwise be prohibited.

The foregoing covenant description and the related provisions of the indenture use the following defined terms.

“capital stock” means, with respect to any person, any and all shares, interests, rights to purchase (other than convertible or exchangeable indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in equity issued by that person.

“consolidated net tangible assets” means, as of any date of determination, the total amount of assets after deducting therefrom:

(i)	all current liabilities, excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed; and

(ii)	unamortized debt discount and expense, goodwill, trademarks, brand names, patents and other intangible assets, all as shown on the latest consolidated balance sheet of Oceaneering and its subsidiaries at the time of the determination and computed in accordance with U.S. generally accepted accounting principles.

“lien” means and includes any lien, pledge, mortgage, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“Permitted Liens” means:

•	any statutory or governmental lien or a lien arising by operation of law, or any mechanics’, repairman’s, materialman’s, supplier’s, carrier’s, landlord’s, warehouseman’s, maritime or similar lien incurred in the ordinary course of business which is not yet due or is being contested in good faith by appropriate proceedings and any undetermined lien that is incidental to construction, development, improvement or repair;

•	banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution and arising in the ordinary course of business;

•	liens securing forward contracts, futures contracts, swap agreements or other commodities contracts in the ordinary course of business and in accordance with established risk management policies;

•	the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, license or permit or by any provision of law to purchase or to recapture, or to designate a purchaser of, any property;

•	liens for taxes and assessments that are not at the time delinquent or are delinquent but the validity of which are being contested at the time by us or any of our subsidiaries in good faith;

•	liens on, or to secure the performance of, leases and charters arising in the ordinary course of business;

•	liens upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

•	liens upon property or assets acquired or sold by us or any of our subsidiaries resulting from the exercise of any rights arising out of defaults on receivables;

•	liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

•	liens on cash and cash equivalents deposited with an escrow agent, trustee or similar person to defease or to satisfy and discharge in full any indebtedness;

•	liens upon or deposits of any assets to secure performance and liens in favor of issuers of surety or performance bonds, letters of credit, bankers’ acceptances or guarantees pursuant to the request of and for the account of us or any of our subsidiaries; and

•	liens arising or imposed by reason of any attachment, judgment, decree or order of any regulatory, governmental or court authority or proceeding, so long as any proceeding initiated to review same shall not have been terminated or the period within which such proceeding may be initiated shall not have expired, or such attachment, judgment, decree or order shall otherwise be effectively stayed.

“person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“restricted property” means any real property, manufacturing plant, warehouse, office building or other physical facility, or any item of marine, transportation or construction equipment or other like depreciable assets of Oceaneering or any of its restricted subsidiaries, whether owned on or acquired after the original issue date of the notes, unless, in the opinion of the board of directors of Oceaneering, such plant or facility or other asset is not of material importance to the total business conducted by Oceaneering and its restricted subsidiaries taken as a whole; provided, that any such individual property shall be deemed to not be a restricted property (without the need for any board resolution) if such property does not have a fair value in excess of 0.25% of the total assets included in Oceaneering’s most recent quarterly consolidated balance sheet, provided further that the aggregate fair value of properties excluded pursuant to the preceding proviso shall not exceed $100,000,000.

“restricted subsidiary” means any subsidiary of Oceaneering which owns a restricted property.

“subsidiary” means (i) any corporation of which a majority of the outstanding Voting Stock is owned, directly or indirectly, by us or by one or more of our other subsidiaries, or both, (ii) a partnership in which we or our subsidiaries are, at the date of determination, a general or limited partner of such partnership, but only if we or our subsidiaries are entitled to receive more than fifty percent of the assets of such partnership upon its dissolution, or (iii) any other person (other than a corporation or partnership) in which we or any of our subsidiaries, directly or indirectly, at the date of determination thereof, have (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such person.

Restrictions on Sale and Leaseback Transactions

Under the terms of the notes, we will not, and will not permit any restricted subsidiary to, enter into any Sale and Leaseback Transaction, unless:

(1)	fair value is received by us or the relevant restricted subsidiary for the property sold (as determined in good faith by us or the relevant restricted subsidiary); and

(2)	we or a restricted subsidiary, within 365 days after the completion of the Sale and Leaseback Transaction, apply an amount equal to the greater of the net proceeds therefrom and the Attributable Debt associated with the property either: (i) to the redemption, repayment or retirement of third-party long-term debt that is not subordinated in right of payment to the notes (including the cancellation by the trustee of any debt securities of any series delivered by us to the trustee) or (ii) to the purchase by us or any restricted subsidiary of property substantially similar to the property sold or transferred or (iii) any combination of the applications referred to in clauses (i) and (ii).

In addition, we and our restricted subsidiaries may enter into a Sale and Leaseback Transaction if we or the restricted subsidiary would be entitled to incur indebtedness secured by a lien on restricted property at least equal in amount to the Attributable Debt with respect to such transaction pursuant to “Limitation on Liens” above without having to secure equally and ratably the notes (without taking into account clauses (1) through (10) in the first paragraph thereof).

The foregoing covenant description and the related provisions of the indenture use the following defined terms.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the lesser of

(i)	the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with generally accepted accounting principles or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes compounded semiannually; and

(ii)	if the obligation with respect to the Sale and Leaseback Transaction constitutes an obligation that is required to be accounted for as a capital lease obligation in accordance with generally accepted accounting principles, the amount equal to the capitalized amount of such obligation determined in accordance with U.S. generally accepted accounting principles and included in the financial statements of the lessee.

“Sale and Leaseback Transaction” means a sale or transfer made by us or a restricted subsidiary (except a sale or transfer made to us or another restricted subsidiary) of any restricted property, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to us or a restricted subsidiary, other than: (i) any such transaction involving a lease for a term (including renewals or extensions exercisable by us or any of our restricted subsidiaries) of not more than three years; or (ii) any such transaction entered into at the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the restricted property.

Reporting

So long as the notes are outstanding, Oceaneering will furnish to the trustee and make available on its website copies of such annual and quarterly reports and such information, documents and other reports as are required under Sections 13 and 15(d) of the Exchange Act within 15 days after the date such information, documents or other reports were filed with the SEC. Oceaneering will be deemed to have furnished such reports, information and documents to the trustee if Oceaneering has filed such reports, information and documents with the SEC via the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) filing system (or any successor system) or has made available such reports, information and documents on its website. The trustee shall have no responsibility to ensure that such filing has occurred.

Events of Default

The occurrence of any of the events described in the accompanying prospectus under “Description of Debt Securities—Events of Default” shall constitute a default for the notes.

Global Notes: Book-Entry Form

The notes will be represented by one or more global securities. A global security is a special type of indirectly held security. Each global security will be deposited with, or on behalf of, DTC and be registered in the name of a nominee of DTC. Except under the circumstances described below, the notes will not be issued in definitive form in the name of individual holders.

Investors may hold interests in the notes outside the United States through Euroclear or Clearstream if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the underwriters with the respective principal amounts of the notes represented by the global security. Ownership of beneficial interests in a global security will be limited to DTC participants (i.e., persons that have accounts with DTC or its nominee) or persons that may hold interests through DTC participants including Euroclear and Clearstream. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (except with respect to persons that are themselves DTC participants).

So long as DTC or its nominee is the registered owner of a global security, DTC or the nominee will be considered the sole owner or holder of the notes represented by that global security under the indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders of the notes under the indenture. Principal and interest payments on notes registered in the name of DTC or its nominee will be made to DTC or the nominee, as the registered owner. None of we, the trustee, any paying agent or the registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Those limits and laws may impair the ability to transfer beneficial interests in a global security.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will credit immediately the participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through those participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in definitive form in exchange for the entire global security for the notes. If an event of default has occurred with respect to the notes and is continuing and the registrar has received a request from the depositary to issue notes in definitive form in exchange for all or a portion of a global security, we will do so within 30 days of such request. In addition, we may at any time choose not to have notes represented by a global security and will then issue notes in definitive form in exchange for the entire global security relating to the notes. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of notes represented by the global security equal in principal amount to that beneficial interest and to have the notes registered in its name. Notes so issued in definitive form will be issued as registered notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified by us.

Notices

Notices to holders of notes will be sent to the holder’s address as it appears in the notes register.

Information Regarding the Trustee

Wells Fargo Bank, National Association, as trustee under the indenture, has been appointed by us as paying agent, registrar and custodian with regard to the notes. The trustee and its affiliates provide and may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Scope of Discussion

The following discussion summarizes the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of the notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders of the notes who purchase the notes in the initial offering at their “issue price” and hold the notes as “capital assets” within the meaning of Section 1221 of the Code. For this purpose only, the “issue price” of the notes is the first price at which a substantial amount of the notes are sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. For purposes of this discussion, “holder” means either a U.S. holder (as defined below) or a non-U.S. holder (as defined below) or both, as the context may require.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special treatment under U.S. federal income tax laws, such as:

•	a financial institution (including a bank);

•	a tax-exempt organization;

•	an S corporation, an entity or arrangement treated as a partnership or any other pass-through entity for U.S. federal income tax purposes;

•	an insurance company;

•	a mutual fund;

•	a dealer in stocks and securities, or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for its securities;

•	a holder who is subject to the alternative minimum tax provisions of the Code;

•	any person who actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	certain expatriates or former long-term residents of the United States;

•	a U.S. holder that has a functional currency other than the U.S. dollar;

•	a personal holding company;

•	a regulated investment company;

•	a real estate investment trust;

•	a controlled foreign corporation with respect to which we are a “related person,” within the meaning of the Code; or

•	a holder who holds the notes as part of a hedge, conversion or constructive sale transaction, straddle, wash sale, or other risk reduction transaction.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes, the tax treatment of a partner will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partners of partnerships that are beneficial owners of notes should consult their tax advisors.

This discussion does not address any aspect of non-income taxation or state, local or foreign taxation. No ruling has been or will be obtained from the IRS regarding the U.S. federal tax consequences relating to the purchase, ownership or disposition of the notes. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP OR DISPOSITION OF THE NOTES. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP OR DISPOSITION OF THE NOTES IN LIGHT OF YOUR OWN SITUATION.

Certain Contingent Payments

In certain circumstances (see “Description of the Notes—Optional Redemption” and “—Change of Control Repurchase Offer”), we may be obligated to pay amounts of the notes that are in excess of stated interest on or principal of the notes. We intend to take the position that the likelihood that we will be required to make such payments is remote as of the issue date of the notes and therefore that these provisions do not cause the notes to be treated as “contingent payment debt instruments” within the meaning of the applicable Treasury Regulations. However, additional income will be recognized to a holder of notes if any such additional payment is made. Our position that the contingencies described above are remote is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. If the IRS successfully challenged our position, then the notes could be treated as contingent payment debt instruments, in which case holders could be required to accrue interest income at a rate higher than the stated interest rate on the notes and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, retirement or redemption of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

U.S. Holders

The following is a discussion of the material U.S. federal income tax consequences that will apply to U.S. holders of the notes. The discussion is subject to the assumptions and limitations set forth above in “—Scope of Discussion.” As used in this discussion, a “U.S. holder” is a beneficial owner of a note who, for U.S. federal income tax purposes, is:

•	an individual U.S. citizen or resident alien;

•	a corporation or other entity created or organized under U.S. law (federal or state, including the District of Columbia) and treated as a corporation for U.S. federal income tax purposes;

•	an estate whose worldwide income is subject to U.S. federal income tax; or

•	a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Interest on the Notes

A U.S. holder generally will be required to include interest received on a note as ordinary income at the time it accrues or is received in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Generally, the sale, exchange, redemption or other taxable disposition of a note will result in taxable gain or loss to a U.S. holder equal to the difference between (1) the amount of cash plus the fair market value of any other property received by the holder in the sale, exchange, redemption or other taxable disposition (excluding amounts attributable to accrued but unpaid interest, which will be taxed as described under “—Payments of Interest on the Notes,” above) and (2) the holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally equal the holder’s original purchase price for the note.

Gain or loss recognized on the sale, exchange, redemption or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if the note is held for more than one year. A reduced tax rate on capital gain generally will apply to long term capital gain of a non-corporate U.S. holder. There are limitations on the deductibility of capital losses.

Additional Medicare Tax on Net Investment Income

An additional 3.8% Medicare tax (the “Medicare Tax”) will be imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Net investment income will generally include gross income from interest and net gain from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare Tax to their income and gains in respect of the notes.

Information Reporting and Backup Withholding

Generally, interest on the notes paid to a U.S. holder is subject to information reporting with the IRS unless such holder is a corporation or other exempt recipient and, when required, demonstrates this fact. Backup withholding generally will apply to interest payments subject to information reporting unless such holder provides a taxpayer identification number and satisfies certain certification requirements. Information reporting requirements and backup withholding may also apply to the cash proceeds of a sale or other disposition of the notes.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the holder timely furnishes the required information to the IRS.

Non-U.S. Holders

The following is a discussion of the material U.S. federal income tax consequences that will apply to non-U.S. holders of the notes. The discussion is subject to the assumptions and limitations set forth above in “Material U.S. Federal Income Tax Considerations—Scope of Discussion.” As used in this discussion, a “non-U.S. holder” is a beneficial owner of the notes that is an individual, corporation, estate or trust that is not a U.S. holder.

Payments of Interest on the Notes

Subject to the discussion under “—Information Reporting and Backup Withholding,” below, if the portfolio interest exemption applies to a non-U.S. holder, payments of interest on the notes generally will not be subject to U.S. federal income or withholding tax. The portfolio interest exemption generally will apply to a non-U.S. holder if (1) the interest is not effectively connected with such holder’s conduct of a trade or business in the United States and (2) such holder satisfies each of the following requirements:

•	such holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	such holder is not a “controlled foreign corporation” with respect to which we are a “related person,” each within the meaning of the Code; and

•	such holder certifies that it is not a U.S. person by providing a properly completed IRS Form W-8BEN, W-8BEN-E or appropriate substitute form, as applicable, to (1) us (or our paying agent) or (2) a securities clearing organization, bank or other financial institution that (i) holds customers’ securities in the ordinary course of its trade or business, (ii) holds the non-U.S. holder’s notes on such holder’s behalf, (iii) certifies to us (or our paying agent) under penalties of perjury that it has received from such holder a signed, written statement and (iv) provides us (or our paying agent) with a copy of this statement.

If the portfolio interest exemption does not apply to a non-U.S. holder, then the gross amount of interest that such holder receives on a note will be subject to U.S. withholding tax at a rate of 30% unless (1) the non-U.S. holder is eligible for a reduced withholding rate or exemption under an applicable income tax treaty, in which case such holder must provide a properly completed IRS Form W-8BEN, W-8BEN-E or appropriate substitute form, as applicable, or (2) the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if a treaty applies, is attributable to a permanent establishment or fixed base maintained by such holder in the United States), in which case such holder must provide a properly completed IRS Form W-8ECI or appropriate substitute form.

Any interest that is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if a treaty applies, is attributable to a permanent establishment or fixed base maintained by such holder in the United States) generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons. In the case of a non-U.S. holder that is a foreign corporation, such interest may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty).

Gain on Disposition of the Notes

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or retirement of a note unless:

•	the non-U.S. holder is an individual present in the United States for 183 days or more in the year of such sale, exchange or retirement and certain other conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if a treaty applies, the income is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the non-U.S. holder is a foreign corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•	the non-U.S. holder does not qualify for an exemption from backup withholding, as discussed in “—Information Reporting and Backup Withholding and Information Reporting,” below.

However, in some instances a non-U.S. holder may be required to establish an exemption from U.S. federal income and withholding tax with respect to amounts attributable to accrued and unpaid interest on the notes. See “—Payments of Interest on the Notes.”

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to the non-U.S. holder the amount of interest paid to such holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest that we make to the holder provided that we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, and we have received from the non-U.S. holder the statement described above in the last bullet point under “—Payments of Interest on the Notes,” or the holder otherwise establishes an exemption.

Generally, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made outside the United States and conducted through the foreign office of a financial intermediary that is not a U.S. payor or U.S. middleman within the meaning of the applicable Treasury regulations. In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through a financial intermediary that is a U.S. payor or U.S. middleman, if the payor receives the statement described above in the last bullet point under “—Payments of Interest on the Notes” and does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, provided that the holder timely furnishes the required information to the IRS.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a 30% withholding tax on certain payments made to foreign financial institutions (“FFI”) and non-financial foreign entities (“NFFE”) unless such FFI or NFFE (1) enters into an agreement with the United States to satisfy certain reporting requirements or (2) otherwise establishes an exception to such reporting requirements as an exempt recipient of such payment. An intergovernmental agreement between the United States and the foreign jurisdiction of such non-U.S. payee may modify these requirements.

FATCA currently applies to U.S. source interest payments and, after December 31, 2016, will also apply to gross proceeds from the sale, exchange, redemption, retirement or other taxable disposition of certain financial instruments that produce U.S. source interest. Both non-U.S. holders and U.S. holders beneficially owning through a foreign intermediary may be affected by FATCA, and you are urged to consult your own tax advisor regarding its potential application. We intend to comply with FATCA and will not pay any additional amounts with respect to such withholding.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated November 18, 2014, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC is acting as representative, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the following respective principal amounts of the notes set forth opposite its name:

Underwriters	Principal Amount
Credit Suisse Securities (USA) LLC	$130,000,000
J.P. Morgan Securities LLC	75,000,000
Wells Fargo Securities, LLC	75,000,000
DNB Markets, Inc.	55,000,000
HSBC Securities (USA) Inc.	55,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	40,000,000
Mitsubishi UFJ Securities (USA), Inc.	30,000,000
Standard Chartered Bank.	30,000,000
Barclays Capital Inc.	10,000,000

Total	$500,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or, under certain circumstances, the offering may be terminated.

The following table summarizes the discounts and commissions we will pay:

	Per Note	Total
Underwriting discounts and commissions paid by us	0.650%	$3,250,000

All sales of the notes in the United States will be made through U.S. registered broker-dealers.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of 0.400% of the principal amount per note. The underwriters and selling group members may allow a discount of 0.250% of the principal amount per note on sales to other broker-dealers. After the initial public offering, the underwriters may change the public offering price and discount to broker-dealers.

We estimate that our out-of-pocket expenses (not including underwriting discounts or commissions) for this offering will be approximately $1 million.

We have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are a new issue of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

The notes are being offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase notes in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. These transactions may be effected in the over-the-counter market or otherwise. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time without notice.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. In connection with the lending relationships described above, certain of the underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their exposure to us consistent with their customary risk management policies. Typically, the underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market analysis or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such assets, securities and instruments. Certain of the underwriters and their respective affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking and investment banking services for us and our affiliates in the ordinary course of business, for which they received or will receive customary fees.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage activities and other financial and non-financial activities and services.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

•	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require us or any underwriter or dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression of an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The sellers of the securities have not authorized and do not authorize the making of any offer of the securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus supplement. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

•	it has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Japan

The underwriters will not offer or sell any of the notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of

Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Hong Kong

The underwriters, and each of their affiliates have not (i) offered or sold, and will not offer or sell, in Hong Kong, by means of any document, the notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere any advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong.

You are advised to exercise caution in relation to this offering. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Singapore

This prospectus supplement or any other offering material relating to the notes has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore, or the Securities and Futures Act. Accordingly, the notes may not be offered or sold, or be the subject of an invitation for subscription or purchase, nor may this prospectus supplement or any other offering material relating to the notes be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Notice to Prospective Investors in Germany

Each person who is in possession of this prospectus supplement is aware of the fact that no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act (Wertpapier- Verkaufsprospektgesetz, or the Act) of the Federal Republic of Germany has been or will be published with respect to the notes. In particular, each underwriter has advised us that it has not engaged and has agreed that it will not engage in a public offering (offentliches Angebot) within the meaning of the Act with respect to any of the notes otherwise than in accordance with the Act and all other applicable legal and regulatory requirements.

Notice to Prospective Investors in France

The notes are being issued and sold outside the Republic of France and, in connection with their initial distribution, the underwriters have not offered or sold and will not offer or sell, directly or indirectly, any notes to the public in the Republic of France, and the underwriter have not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus supplement or any other offering material relating to the notes, and such offers, sales and distributions have been and will be made in the Republic of France only to qualified investors (investisseurs qualifiés) in accordance with Article L.411-2 of the Monetary and Financial Code and decrét no. 98-880 dated October 1, 1998.

Notice to Prospective Investors in the Netherlands

The notes may not be offered, sold, transferred or delivered in or from The Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to, individuals or legal entities situated in The Netherlands who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institutions, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities; hereinafter, “Professional Investors”), provided that in the offer, prospectus and in any other documents or advertisements in which a forthcoming offering of the notes is publicly announced (whether electronically or otherwise) in The Netherlands it is stated that such offer is and will be exclusively made to such Professional Investors. Individual or legal entities in The Netherlands who are not Professional Investors may not participate in the offering of the notes, and this prospectus supplement or any other offering material relating to the notes may not be considered an offer or the prospect of an offer to sell or exchange the notes.

LEGAL MATTERS

Certain legal matters in connection with the notes offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Oceaneering International, Inc. appearing in Oceaneering International, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013, and the effectiveness of Oceaneering International, Inc.’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Prospectus

OCEANEERING INTERNATIONAL, INC.

Senior Debt Securities

We will provide additional terms of the senior debt securities in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. No person may use this prospectus to offer and sell our securities unless a prospectus supplement accompanies this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “OII.”

Investing in our securities involves risks that are referenced in the “Risk Factors” section on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 29, 2014.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Using this process, we may offer the senior debt securities this prospectus describes in one or more offerings. In this prospectus, we sometimes refer to such senior debt securities as the “senior debt securities,” the “debt securities” or the “securities.” This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

THE COMPANY

Oceaneering International, Inc. is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Oceaneering also serves the defense, entertainment and aerospace industries. Oceaneering was organized as a Delaware corporation in 1969 out of the combination of three diving service companies founded in the early 1960s. Since our establishment, we have concentrated on the development and marketing of underwater services and products to meet customer needs requiring the use of advanced deepwater technology. We are one of the world’s largest underwater services contractors. The services and products we provide to the oil and gas industry include remotely operated vehicles, specialty subsea hardware, engineering and project management, subsea intervention services, including manned diving, and asset integrity and nondestructive testing services. We operate in numerous countries throughout the world but currently focus most of our operations on markets in the United States, the North Sea, Africa, Brazil, Australia and Asia.

In this prospectus, we refer to Oceaneering International, Inc. and its consolidated subsidiaries as “we,” “us” or “Oceaneering,” unless we specifically state otherwise or the context indicates otherwise. Our principal executive offices are located at 11911 FM 529, Houston, Texas 77041, and our telephone number at that location is (713) 329-4500.

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement, and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference in this prospectus, before making an investment decision. For more information, see “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we have filed electronically with the SEC, which you can access over the Internet at www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits we have filed with the SEC. You may refer to the registration statement and exhibits for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Web site.

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information “furnished” and not “filed” with the SEC, unless we specifically provide that such “furnished” information is to be incorporated by reference) after the date of this prospectus and until the termination of this offering. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Reports on Form 10-Q for the three months ended March 31, 2014 and June 30, 2014; and

•	our Current Reports on Form 8-K filed on February 18, 2014 (solely with respect to Item 8.01), February 25, 2014, April 24, 2014 (solely with respect to Item 8.01), May 19, 2014, July 23, 2014 (solely with respect to Item 8.01), September 29, 2014 (solely with respect to Item 8.01), October 28, 2014 and October 29, 2014 (solely with respect to Item 8.01).

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing to or telephoning us at:

Oceaneering International, Inc.

11911 FM 529

Houston, Texas 77041

Attention: Corporate Secretary

Telephone: (713) 329-4500

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, the prospectus supplement and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference in this prospectus, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections and estimates concerning the timing and success of specific projects and our future orders, revenue, income and capital spending. Forward-looking statements are generally accompanied by words such as “estimate,” “plan,” “project,” “predict,” “believe,” “expect,” “anticipate,” “plan,” “forecast,” “budget,” “goal,” “may,” “should,” or other words that convey the uncertainty of future events or outcomes. In particular, these forward-looking statements include, but are not limited to, statements that relate to, or statements that are subject to risks, contingencies or uncertainties that relate to:

•	future operating results or earnings per share, and the contributions from our segments to those results (including anticipated margin and utilization information and the equity earnings from unconsolidated affiliates);

•	demand growth and business activity levels;

•	our plans for future operations (including planned additions to our remotely operated vehicle fleet and other capital expenditures);

•	our expectations regarding the acquisition or disposition of assets;

•	our future cash flows;

•	the adequacy of our liquidity and capital resources;

•	potential financing arrangements;

•	our expectations regarding shares repurchased under our share repurchase plan;

•	the effectiveness of our derivative contracts in mitigating associated risks;

•	our anticipated tax rates and underlying assumptions;

•	backlog;

•	seasonality;

•	the potential effects of judicial or other proceedings on our business, financial condition, results of operations and cash flows; and

•	industry conditions.

These forward-looking statements speak only as of the date of this prospectus; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

•	worldwide demand for and prices of oil and gas;

•	the effects of new regulations adopted by the U.S. government in response to the Macondo well incident;

•	the continued availability of qualified personnel;

•	general economic and business conditions and industry trends;

•	the volatility and uncertainties of credit markets;

•	the highly competitive nature of our businesses;

•	decisions about offshore developments to be made by oil and gas exploration, development and production companies;

•	cancellations of contracts, change orders and other contractual modifications and the resulting adjustments to our backlog;

•	collections from our customers;

•	the increased use of subsea completions and our ability to capture associated market share;

•	the continued strength of the industry segments in which we are involved;

•	the levels of oil and gas production to be processed by the Medusa field production spar platform;

•	our future financial performance, including availability, terms and deployment of capital;

•	the consequences of significant changes in currency exchange rates;

•	changes in tax laws, regulations and interpretation by taxing authorities;

•	our ability to obtain raw materials and parts on a timely basis and, in some cases, from limited sources;

•	operating risks normally incident to offshore exploration, development and production operations;

•	hurricanes and other adverse weather and sea conditions;

•	delays in deliveries of deepwater drilling rigs;

•	cost and time associated with drydocking of our vessels;

•	adverse outcomes from legal or regulatory proceedings;

•	changes in, or our ability to comply with, government regulations, including those relating to the environment;

•	the risks associated with integrating businesses we acquire;

•	rapid technological changes; and

•	social, political, military and economic situations in foreign countries where we do business and the possibilities of civil disturbances, war, other armed conflicts or terrorist attacks.

We believe the items we have outlined above are important factors that could cause estimates in our financial statements to differ materially from actual results and those expressed in a forward-looking statement made in this prospectus, any prospectus supplement, the documents incorporated herein by reference or elsewhere by us or on our behalf. We have discussed many of these factors in more detail elsewhere in the documents we have incorporated by reference and may discuss these factors in more detail in any prospectus supplement. These factors are not necessarily all the factors that could affect us. Unpredictable or unanticipated factors we have not discussed in this prospectus could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. We do not intend to update our description of important factors each time a potential important factor arises, except as required by applicable securities laws and regulations. We advise investors that they should (1) be aware that factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including repayment or refinancing of debt and funding for acquisitions, working capital requirements, capital expenditures and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods indicated, in each case determined on a total enterprise basis, is as follows:

	Six Months Ended June 30, 2014	Years Ended December 31,
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	8.18x	9.28x	11.74x	14.34x	11.51x	10.06x

For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. “Earnings” consist of pre-tax income from continuing operations before provision for noncontrolling interest, interest expense and our portion of rents representative of the interest factor. “Fixed charges” consist of interest expensed and capitalized and our portion of rents representative of the interest factor.

DESCRIPTION OF DEBT SECURITIES

The debt securities this prospectus covers will be our general unsecured obligations. We will issue the debt securities under a senior indenture between us and Wells Fargo Bank, National Association, as trustee. In this description, we sometimes call the senior indenture the “indenture.”

We have summarized certain provisions of the indenture below. You should read the indenture for more details regarding the provisions described below and for other provisions that may be important to you. We have filed the form of indenture with the SEC as an exhibit to the registration statement, and we will include the final indenture and any other instrument establishing the terms of any debt securities we offer as exhibits to a filing we will make with the SEC in connection with that offering. This section does not describe every aspect of the indenture or the debt securities. The specific terms of any debt securities will be described in the applicable prospectus supplement relating to the debt securities being offered. See “Where You Can Find More Information.”

In this summary description of the debt securities, all references to “Oceaneering,” “we” or “us” mean Oceaneering International, Inc. only, unless we state otherwise or the context clearly indicates otherwise.

General

The debt securities will constitute our senior debt and will rank equally with all of our unsecured and unsubordinated debt. The amount of debt that may be issued under the indenture is unlimited, and, unless we inform you otherwise in the prospectus supplement, the indenture will not limit the amount of other unsecured debt or securities we may incur or issue. We may issue debt securities under the indenture from time to time in one or more series, each in an amount we authorize prior to issuance.

We conduct a substantial part of our operations through our subsidiaries, and our subsidiaries generate a significant part of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are important sources of funds to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain from our subsidiaries cash that we need to pay our debt service obligations, including payments on the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

Our right to receive any assets of any subsidiary, and therefore the right of the holders of our debt securities to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any subsidiary, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

We may issue the debt securities of any series in definitive form or as a book-entry security in the form of a global security registered in the name of a depositary we designate.

We may issue the debt securities in one or more series with various maturities, and we may sell those debt securities at par, at a premium or with an original issue discount.

Terms

A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for redemption or early repayment;

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities prior to maturity;

•	the denominations in which we may issue the debt securities;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants this prospectus describes;

•	any restrictions or other provisions relating to the transfer or exchange of the debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities issued by Oceaneering or any other entity; and

•	any other terms of the debt securities.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Consolidation, Merger and Sale of Assets

The indenture generally will permit a consolidation, amalgamation or merger between us and another entity. It also will permit the sale by us of our assets substantially as an entirety. The indenture will provide, however, that we may consolidate or amalgamate with another entity to form a new entity or merge into any other entity or transfer or dispose of our assets substantially as an entirety to any other entity only if:

•	the resulting or surviving entity assumes the due and punctual payments on the debt securities and the performance of our covenants and obligations under the indenture and the debt securities; and

•	immediately after giving effect to the transaction, no default or event of default would occur and be continuing.

On the assumption by the successor of the obligations under the indenture, the successor will be substituted for us, and we will be relieved of any further obligation under the indenture and the debt securities.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the following will be events of default with respect to a series of debt securities:

•	our failure to pay interest or any required additional amounts on any debt securities of that series for 30 days;

•	our failure to pay principal of or any premium on any debt securities of that series when due;

•	our failure to deposit any mandatory sinking fund payment for that series of debt securities when due for 30 days;

•	our failure to comply with any of our covenants or agreements in the debt securities of that series or the indenture, other than an agreement or covenant that we have included in the indenture solely for the benefit of other series of debt securities, for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of all the outstanding debt securities issued under the indenture that are affected by that failure;

•	specified events involving bankruptcy, insolvency or reorganization of Oceaneering; and

•	any other event of default provided for that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default or event of default, except in any payment on the debt securities, if the trustee in good faith determines that withholding notice is in the interest of the holders of the debt securities.

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default, or, in some cases, 25% in principal amount of all debt securities affected, voting as one class, may declare the principal of and all accrued and all unpaid interest on those debt securities to be immediately due and payable. If an event of default relating to events of bankruptcy, insolvency or reorganization occurs, the principal of and all accrued and unpaid interest on all the debt securities will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default, or of all debt securities affected, voting as one class, may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default under the indenture may give rise to cross defaults on our other indebtedness.

A holder of a debt security of any series will be able to pursue any remedy under the indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holder or holders offer to the trustee indemnity satisfactory to it;

•	the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision will not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, holders of a majority in principal amount of the outstanding debt securities of a series, or of all debt securities affected, voting as one class, will be able to direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; and

•	exercising any trust or power conferred on the trustee not relating to or arising under an event of default.

The indenture will require us to file with the trustee each year a written statement as to our compliance with the covenants contained in the indenture.

Modification and Waiver

We may amend or supplement the indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the indenture and affected by the amendment or supplement, acting as one class, consent to it. Without the consent of the holder of each debt security affected, however, no amendment or supplement may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on any debt security;

•	reduce the principal of, premium on or any mandatory sinking fund payment for any debt security;

•	change the stated maturity of any debt security;

•	reduce any premium payable on the redemption of any debt security or change the time at which any debt security may or must be redeemed;

•	change any obligation to pay additional amounts on any debt security;

•	make the payments on any debt security payable in any currency or currency unit other than as the debt security originally states;

•	impair the holder’s right to institute suit for the enforcement of any payment on any debt security;

•	make any change in the percentage of principal amount of debt securities necessary to waive compliance with specified provisions of the indenture or to make any change in the indenture’s provisions for modification; or

•	waive a continuing default or event of default regarding any payment on any debt security.

We and the trustee may agree to amend or supplement the indenture or waive any provision of the indenture without the consent of any holders of debt securities in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to provide any security for or add guarantees of any series of debt securities;

•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

•	to add events of default with respect to any debt securities;

•	to make any change that does not adversely affect any outstanding debt securities of any series in any material respect; provided that any change made solely to conform the provisions of the indenture to a description of debt securities in a prospectus or prospectus supplement will not be deemed to adversely affect any outstanding debt securities of any series issued under the indenture in any material respect;

•	to facilitate the defeasance or discharge of any series of debt securities if that change does not adversely affect the holders of debt securities of that series or any other series under the indenture in any material respect; and

•	to provide for the acceptance of a successor or another trustee.

The holders of a majority in principal amount of the outstanding debt securities of any series, or of all debt securities affected, voting as one class, may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Discharge and Defeasance

We will be discharged from all obligations under the indenture with respect to any series of debt securities, except for surviving obligations relating to any conversion rights and to register the transfer or exchange of the debt securities, if:

•	all debt securities of the series previously authenticated and delivered under the indenture have been delivered to the trustee for cancellation; or

•	all debt securities of that series have become due and payable or will become due and payable within one year, at maturity or by redemption, and we deposit with the trustee funds or government securities sufficient to make payments on the debt securities of that series on the dates those payments are due.

To exercise our right to be discharged, we must deliver to the trustee an opinion of counsel and an officers’ certificate stating that all conditions precedent to the satisfaction and discharge of the indenture have been complied with.

In addition to our right of discharge described above, if we deposit with the trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

•	we will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the debt securities of that series, including our obligation to make payments on those debt securities, will survive (“covenant defeasance”).

If we defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the indenture, except for our obligations to:

•	register the transfer or exchange of debt securities;

•	replace stolen, lost or mutilated debt securities; and

•	maintain paying agencies and hold moneys for payment in trust.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for United States federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based on a ruling from the United States Internal Revenue Service or a change in law to that effect.

Governing Law

New York law will govern the indenture and the debt securities.

Trustee

Wells Fargo Bank, National Association, is the trustee under the indenture.

If an event of default occurs and is continuing, the trustee must use the degree of care and skill of a prudent person in the conduct of such person’s own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debt securities only after those holders have offered the trustee indemnity satisfactory to it.

The indenture limits the right of the trustee, if it becomes one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee may engage in other transactions with us. If it acquires any conflicting interest, however, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

We will issue the debt securities in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Debt securities of any series will be exchangeable for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee under the indenture as security registrar for the debt securities we issue under the indenture. If the prospectus supplement refers to any transfer agent initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We will be required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities or rescind the designation of any transfer agent.

In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any debt security:

•	during a period beginning 15 business days before the day of mailing of the relevant notice of redemption and ending on the close of business on that day of mailing; or

•	if we have called the debt security for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agent

Unless we inform you otherwise in the prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder’s registered address or, with respect to global debt securities, by wire transfer. Unless we inform you otherwise in the prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in the prospectus supplement, we will designate the trustee under the indenture as our paying agent for payments on debt securities we issue under the indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will repay to us upon written request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After repayment to us, holders entitled to those funds must look only to us for payment.

Book-Entry Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

PLAN OF DISTRIBUTION

We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of the securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to several conditions, and the underwriters will be obligated to purchase all the securities being offered if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities being offered, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from various types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions the prospectus supplement describes. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Baker Botts L.L.P., Houston, Texas, our outside counsel, will issue an opinion about the legality of any securities we offer through this prospectus. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of Oceaneering International, Inc. appearing in Oceaneering International, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013, and the effectiveness of Oceaneering International, Inc.’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.